EXHIBIT 2
STOCK PURCHASE AGREEMENT
          THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 28, 2007, is by and among SINO-JP FUND CO., LTD., a company incorporated under the laws of the Cayman Islands (“Seller”) whose registered office is located at P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, SOF INVESTMENTS, L.P., a Delaware limited partnership (“Purchaser”) with offices located at 645 Fifth Ave., 21st Floor, New York, NY 10022 and MSD Capital, L.P., a Delaware limited partnership (“Guarantor”) with offices located at 645 Fifth Ave., 21st Floor, New York, NY 10022.
          WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, 2,766,154 shares of the issued and outstanding common stock of Asia Pacific Wire & Cable Corporation Limited, a company incorporated under the laws of Bermuda (“APWC”), upon the terms and subject to the conditions set forth herein; and
          WHEREAS, Seller requires the guaranty of Guarantor as inducement to enter into, and perform its obligations under, this Agreement;
          NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
Article I.
Certain Definitions
          As used in this Agreement the following terms shall have the following respective meanings:
     Section 1.01 “Balance Due” shall mean USD$11,741,154.50, representing the Purchase Price of USD$11,756,154.50 less the USD$15,000 previously paid by Purchaser on behalf of Seller to one of Seller’s advisors.
     Section 1.02 “Effective Time” shall mean the consummation of Seller’s sale, and Purchaser’s purchase, of the Subject Shares, in accordance with Section 2.02.
     Section 1.03 “Purchase Price” shall mean $4.25 per Share in United States dollars, representing an aggregate purchase price of $11,756,154.50.
     Section 1.04 “Shares” shall mean shares of the issued and outstanding shares of common stock of APWC, par value $0.01 per share.
     Section 1.05 “Share Transfer Documents” shall mean (i) original share certificate No. AP10, representing 2,766,154 shares of APWC registered in the name of Seller together with a stock power relating to such certificate duly executed by Seller, (ii) original share certificate No. AP 2056, representing 10,074,102 shares of APWC registered in the name of Seller, (iii) a stock power (the “Stock Power”) relating to original share certificate No. AP 2056 signed by Seller and transferring Seller’s interest in 2,766,154 Shares of APWC to Purchaser, on which is affixed with a “Z” level medallion signature guarantee by JPMorgan Chase & Co. or an affiliate thereof; and (iv) a Secretary’s Certificate duly executed on behalf of Seller, certifying to resolutions adopted by the Board of Directors of Seller authorizing Mr. Wellen Sham to execute and deliver the Stock Power and to take certain other actions on behalf of Seller.
     Section 1.06 “Subject Shares” shall mean 2,766,154 Shares of APWC to be sold by Seller to Purchaser pursuant hereto.
Article II.
Purchase and Sale
     Section 2.01 Purchase and Sale. On the basis of the representations, warranties, covenants and agreements set forth herein, at the Effective Time, Seller will sell and transfer the Subject Shares to Purchaser and Purchaser will purchase the Subject Shares from Seller, free and clear of any liens, claims, charges, security interest or other legal or equitable encumbrances, limitations or restrictions (collectively, “Liens”).
     Section 2.02 Closing. The closing shall take at the offices of Purchaser at 645 Fifth Avenue, 21st Floor, New York, NY 10022 at 9:00 am local time on the date of this Agreement. On the basis of the representations, warranties, covenants and agreements set forth herein, upon execution and delivery of this Agreement, Purchaser shall instruct Goldman Sachs & Co. or an affiliate thereof (“GS”) to effect a wire transfer of immediately available funds in U.S. Dollars in an amount equal to the Balance Due to such account as may be designated by Seller in writing (including e-mail). Upon receipt by Purchaser and Seller of an e-mail confirmation from GS that it has sent such wire transfer (the “Confirmation”), the Share Transfer Documents shall be deemed to be released to Purchaser and the Effective Time shall be deemed to have occurred. For the avoidance of doubt, the release of the Share Transfer Documents shall in no way affect, impair or relieve Purchaser of its obligation to pay the Balance Due to Seller and Seller shall be deemed paid hereunder only upon delivery of the Balance Due to the account designated by Seller pursuant hereto. Notwithstanding anything contained herein to the contrary, if the Confirmation is not received by Purchaser and Seller by 5:00 PM (EST) on the date hereof, this Agreement shall be deemed void ab initio, the Effective Time shall not have been deemed to occur and no party hereunder shall have any liability to any other party hereunder for any reason or under any legal theory.
Article III.
Guarantee
     Section 3.01 Guarantor, for value received, does hereby irrevocably, fully and unconditionally guarantee to Seller the due and punctual payment of the Balance Due by Purchaser. Guarantor further agrees that the payment of the Balance Due to Seller pursuant to this guarantee will be made without withholding or deduction for, or on account of, any taxes, duties, levies, costs or other charges of any nature whatsoever, and the obligations of Guarantor hereunder shall not be affected or impaired by any actions or failures to act on the part of Purchaser, or by the insolvency or any other disability affecting Purchaser. The foregoing guarantee shall be deemed to be a guarantee of payment and not of collectibility, and Seller shall not be obligated to provide any notice to, or to assert any claims against, Purchaser as a condition to the assertion of claims against Guarantor pursuant to this Guarantee.
Article IV.
Representations and Warranties of Seller
     Section 4.01 Seller hereby represents and warrants to Purchaser as follows:
          (a) Seller is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own the Subject Shares.
          (b) Seller has full corporate power to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.
          (c) The execution and delivery of this Agreement, the performance of Seller’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Seller.
          (d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict or violate any provision of Seller’s charter or by-laws or similar organizational instrument and do not and will not conflict with or constitute a breach of any term, default or permit acceleration of maturity under any instrument, agreement or document to which Seller is a party or by which it is bound, or require any notice or consent under any law, or regulation, judgment or order of any court applicable to Seller.
          (e) This Agreement has been duly executed and delivered by Seller, and, assuming the due execution hereof by Purchaser, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
          (f) Seller is the lawful beneficial owner of the Subject Shares and has complete and unrestricted right to sell, transfer, assign and convey the Subject Shares to Purchaser. Upon consummation of the transaction as contemplated by this Agreement, Seller will deliver to Purchaser good title to the Subject Shares free and clear of any Liens created by Seller. Assuming Purchaser has the requisite power and authority to be the lawful owner of such Subject Shares, upon delivery to Purchaser at the Effective Time of certificates representing such Subject Shares, Purchaser will acquire all of Seller’s right, title and interest in and to the Subject Shares and will receive good and valid title to the Subject Shares, free and clear of any and all Liens created by Seller, it being understood that following the registration of the Subject Shares on the books and records of Computershare, the registrar and transfer agent of APWC, it will be necessary for the registration of the Subject Shares to be reflected in the share register of APWC maintained by Reid Management Limited, the company secretary of APWC in Bermuda. Notwithstanding the foregoing, Seller makes no representations or warranties whatsoever with respect to the authenticity or validity of Share Certificate No. AP 10 of APWC.

Article V.
Representations and Warranties of Purchaser and Guarantor
     Section 5.01 Each of Purchaser and Guarantor hereby jointly represents and warrants to Seller as follows:
          (a) Such entity is a limited partnership that is duly organized, validly existing and in good standing under the laws of the state of Delaware. Such entity has full power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
          (b) The execution and delivery of this Agreement, the performance of such entity’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary proceedings on its part.
          (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict or violate any provision of such entity’s organizational documents and do not and will not conflict with or constitute a breach of any term, default or permit acceleration of maturity under any instrument, agreement or document to which such entity is a party or by which it is bound, or require any notice or consent under any law, or regulation, judgment or order of any court applicable to such entity.
          (d) This Agreement has been duly executed and delivered by such entity, and, assuming the due execution hereof by Seller, this Agreement constitutes such entity’s legal, valid and binding obligation.
     Section 5.02 Purchaser and Guarantor hereby jointly represent and warrant to Seller that (i) Purchaser is purchasing the Subject Shares for investment and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities laws; (ii) Purchaser’s financial condition and investments are such that it is in a position to bear the economic risks of the investment and withstand the complete loss of the investment; (iii) Purchaser has extensive knowledge and experience in financial and business matters and has the capability to evaluate the merits and risks of an investment in the Subject Shares.
Article VI.
Covenants and Agreements of Seller and Purchaser
     Section 6.01 Further Assurances. Seller and Purchaser agree that, from time to time, whether at or after the Effective Time, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably required to carry out the purposes and intents of this Agreement.
Article VII.
Miscellaneous
     Section 7.01 Notices. All notices, requests, demands and other communications made under or by reason of this Agreement shall be in writing and shall be given by hand delivery,

certified or registered mail, return receipt requested, facsimile or next day courier to the affected party at the address set forth below. Such notices shall be deemed given (a) at the time personally delivered, if delivered by hand with receipt acknowledged; (b) at the time received, if sent by certified or registered mail; (c) upon issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error, if sent by facsimile; and (d) the first day after timely delivery to the courier, if sent by next day courier specifying next day delivery (or, in the case of international delivery, if sent by the most expedited delivery by means of a commercial courier service such as FedEx):
if to Purchaser or Guarantor, to:
Marc R. Lisker
c/o MSD Capital, L.P.
645 Fifth Avenue, 21st Floor
New York, New York, 10022
Tel.: (212) 303-1650
Fax: (212) 303-1620
if to Seller, to:
Sino-JP Fund Co., Ltd.
c/o Sino-JP Asset Management Co. Ltd.
Attention: Mr. Wellen Sham
Room 1108-1109, Bank of America Tower
12 Harcourt Road, Central, Hong Kong
Tel.: +852 2521 8222
Fax: +852 2521 9100
with a copy (which shall not constitute notice) to:
Wanda Tong, Esq.
Simmons & Simmons
35th Floor Cheung Kong Center
2 Queen’s Road Central
Hong Kong
Tel.: +852 2583 8380
Fax: +852 2810 5040
     Section 7.02 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any claim, action, suit, investigation or proceeding (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail or internationally recognized courier to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.
     Section 7.03 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party.
     Section 7.04 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto. Nothing herein express or implied shall give or be construed to give any person or entity, other than the parties hereto, any legal or equitable rights hereunder. All references herein to any agreements, arrangements or understandings with third parties, the existence or non-existence of third party rights, or similar matters or statements, are not intended to give rise to any claim or benefit to any third party.
     Section 7.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
     Section 7.06 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     Section 7.07 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.
     Section 7.08 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.
     Section 7.09 Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof. Should any term, provision or clause hereof, or of any other agreement or document which is required by this Agreement, be held to be invalid, such invalidity shall not affect any other provisions or clauses hereof or thereof which can be given effect without such invalid provision, all of which shall remain in full force and effect.
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     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SINO-JP FUND CO., LTD.

By:	/s/ Wellen Sham

Name: Wellen Sham
Title: Chairman

SOF INVESTMENTS, L.P. By: MSD Capital, L.P., its General Partner By: MSD Capital Management LLC, its general partner

By:	/s/ Marc R. Lisker

Name: Marc R. Lisker
Title: Manager and General Counsel

MSD CAPITAL, L.P.
By: MSD Capital Management LLC, its general partner

By:	/s/ Marc R. Lisker

Name: Marc R. Lisker
Title: Manager and General Counsel
(Signature page to Stock Purchase Agreement)